Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-87948) and (No. 333-125621) of our report dated June 23, 2008, pertaining to the financial statements and supplemental schedule of the Cimarex Energy Co. 401(k) Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007 appearing in this Annual Report on Form 11-K of the Cimarex Energy Co. 401(k) Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 23, 2008